Contact:
Vitesse Semiconductor Corporation
Ronda Grech, 805-445-2255
rondag@vitesse.com

Vitesse Appoints Michael Rodensky, Vice President, Sales and Marketing

     Camarillo, CA (October 4, 2004) – Vitesse Semiconductor Corporation (NASDAQ:VTSS) today named Michael Rodensky as Vice President, Sales and Marketing. Mr. Rodensky will be responsible for Vitesse’s worldwide sales, marketing communications, and customer support and will report to Dr. Lou Tomasetta, President and CEO.

     Mr. Rodensky brings to Vitesse over 20 years of experience in executive-level semiconductor sales and marketing management. Most recently, he was Vice President of Worldwide Sales for SolarFlare Communications and has held senior management positions at Conexant Systems, Inc. and Advanced Micro Devices. Mr. Rodensky holds a bachelor’s of science degree in Electrical Engineering from Tufts University.

     “Vitesse is primed to advanced its market position in emerging technologies such as Gigabit Ethernet and Serial Attached SCSI. Mr. Rodensky’s success in leading international sales teams and developing comprehensive customer service programs will be instrumental in achieving our business strategies and goals,” stated Dr. Tomasetta.

     Dr. Tomasetta added that Mr. Rodensky replaces Mr. Richard Riker who resigned for personal reasons and he thanked him for his valuable contribution to Vitesse.

About Vitesse

     Vitesse designs, develops, and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Advanced Switching, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications. Additional company and product information is available at www.vitesse.com.